Exhibit 99.1

FOR IMMEDIATE RELEASE

Chicago Rivet & Machine Co. Announces Year End Earnings.
Naperville, IL, March 28, 2011.  Chicago Rivet & Machine Co. (NYSE Amex, symbol: CVR) today announced audited results for the year 2010 as summarized below:

CHICAGO RIVET & MACHINE CO.
Summary of Consolidated Results of Operations
For the Year Ended December 31

	2010	2009
Net sales	28,520,510	$21,391,003
Income (loss) before income taxes	894,025	(1,959,751)
Net income (loss)	606,025	(1,282,751)
Net income (loss) per share	.63	(1.33)
Average shares outstanding	966,132	966,132

Contact:
     Kimberly A. Kirhofer
     Chicago Rivet & Machine Co.
     (630) 357-8500